Exhibit 4.14

AEGON

EXECUTIVE SHORT TERM INCENTIVE PLAN

PLAN RULES

March 30, 2005

1.	Definitions

Agreement

means a document containing terms pursuant to the Short Term Incentive Plan, which is duly executed by an authorized representative of the Supervisory Board and signed by the Participant to indicate his or her acceptance of the terms contained therein.

Board

means the Supervisory Board of the Company.

Bonus

means the entitlement to a cash payout in accordance with the terms of the Plan and the Agreement.

Change of Control

means in relation to the Company, a transaction or series of transactions or the conclusion of an agreement, that alone or taken together have the effect that as a result thereof a party obtains Control of the Company.

Committee

means the Compensation Committee of the Board.

Company

AEGON N.V., AEGONplein 50, 2591 TV, The Hague, The Netherlands.

Control

means the possession of the ability, directly or indirectly, to vote the majority of all outstanding shares on the share capital of the company or the ability, directly or indirectly, to vote the majority of the members of the Supervisory Board or the Executive Board of the Company.

Disability or Disabled

means a Participant who is deemed by the Company, in compliance with any standards operated by the Dutch disability law (“Wet op de Arbeidsongeschiktheidsverzekering”), to be totally and permanently disabled.

Eligible Employee

means a member of the AEGON Executive Board in respect of whom the Board has determined in accordance with Rule 5 of the Plan that said member is eligible to participate in the Plan.

Participant

means an Eligible Employee who has accepted such offer through signing the Agreement.

Performance Condition

means any of the performance condition(s), set out in the Agreement.

Plan

means this Executive Short Term Incentive Plan, as it may be amended from time to time.

Plan Year

means the period beginning on January 1 and ending December 31; or in the event the Plan is terminated ending on the termination date, if this is earlier.

Retirement

means the retirement of a Participant under a pension plan of the Company as it shall be in place from time to time.

Sale

means a sale of all or substantially all Shares of the assets of the Company and its subsidiaries.

2	March 30, 2005

Target Bonus

The Target Bonus expresses the amount used as reference in the calculation of the Bonus payable by the Company to the Participant in any Plan Year upon attainment of the target performance reflected in the Agreement.

2.	Interpretation

Words or expressions used in the Plan shall where appropriate:

i.	when referring to the masculine gender include the feminine and vice versa;

ii.	when referring to the singular include the plural and vice versa;

iii.	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any Plan Rule;

iv.	when referring to any enactment or terms under Dutch law be extended by the Board to other applicable laws or terms of any other country (or region of a country);

v.	when referring to tax and/or social security contributions and/or withholding taxes include any tax, social security contribution or withholding tax that is levied or withheld in the Netherlands or any other jurisdiction.

3.	Purpose of the Plan

The purpose of the Executive Short Term Incentive Plan is to attract, retain and reward Participants who lead the continued growth, development and financial success of the company. More in particular, the Plan aims to reward the Eligible Employees for achieving pre-set targets. The targets are set annually with a view to ensuring that business priorities are followed.

4.	Plan management

4.1	The Board

The Plan exists at the discretion of the Board. The Board, upon recommendation of the Committee, shall approve the Plan, its Participants, and the terms of the Plan and the Agreement. The Board at its sole discretion may alter the terms of the Plan and the Agreement, without prejudice to the rights of the General Meeting of Shareholders to approve the remuneration policy and any material changes thereto.

4.2	The Compensation Committee

The Committee advises the Board on the contents of the Plan and the Agreement. The Committee will advise the Board on all questions of interpretation and application, in accordance with the charter of the Committee as adopted by the Board, and as amended from time to time. The Committee shall also recommend to the Board the Target Bonus level for each Participant.

5.	Eligibility and participation

5.1	At the beginning of any Plan Year, the Board shall determine which members of the Executive Board shall be eligible to participate in the Plan. The Board may decide that persons elected to the Executive Board during a Plan Year shall be (fully or partially) eligible to participate in the Plan.

5.2	The decision to make members of the Executive Board eligible to participate in the Plan is at the sole and complete discretion of the Board, provided however that in making its decision the Board shall adhere to the principles as outlined in the Remuneration Policy.

5.3	Participation in a Plan Year does not create a claim to Participation in the Plan in any other year.

3	March 30, 2005

6.	Agreement

Participation in the Plan shall be evidenced by an Agreement duly executed by an authorized representative of the Board and signed by the Participant to indicate his acceptance of the terms of the Plan and the Agreement in a Plan Year. The Agreement shall include the Target Bonus and the terms influencing payout under the Plan. A standard format for the Short Term Incentive Agreement is attached to this Plan.

7.	Entitlement to Bonus pay-out

7.1	Short Term Incentive Bonus payouts are determined in accordance with and subject to the terms of the Agreement and the Plan.

7.2	The Board in its sole discretion will determine the actual entitlement to a Bonus, taking into account considerations such as time passed and performance targets attained, if any of the following situations occurs:

7.2.1	the occurrence of a Sale; or

7.2.2	the occurrence of a Change of Control; or

7.2.3	the passing of an effective resolution or the making of an order by the Court, for the winding-up of the Company; or

7.2.4	in case the Participant ceases to be employed with the Company or any of its group companies for any of the following reasons:

7.2.4.1	involuntary termination of employment by the Company, not resulting from any act as described in article 10 of the Plan; or

7.2.4.2	voluntary termination of employment by the executive for “good reason”, i.e. due to a substantial reduction of the executive’s duties and responsibilities, a decrease in remuneration, or forced relocation of the executive’s workplace; or

7.2.4.3	termination of employment due to death, Retirement, Disability, or sickness.

7.2.5	in case the Participant has taken on a different position within the Company or any of its group companies; or

8.	Pay-out

The Bonus will be paid out in accordance with the terms of the Plan and the Agreement. The amount will be remitted into the Participant’s bank account that is used for salary payments to the relevant Participant, and shall be payable within 30 days after publication of the AEGON Embedded Value report in the subsequent year after the Plan Year.

9.	Withholding

The Company shall be obligated to withhold, and the Participant shall be obliged to remit, any tax and/or social security liabilities or other contributions, attributable to or payable in connection with the Short Term Incentive Bonus.

10.	Lapse of Bonus Entitlements

Bonus entitlements shall lapse immediately upon the date on which a Participant commits any act, which may be considered contrary to the interests of the Company, or in violation of the law. Any act, which entails a misstatement of the Company’s results, qualifies as an act contrary to the interests of the Company.

4	March 30, 2005

11.	General

11.1	Participants will receive timely written notice of any amendment to the Plan.

11.2	Save as otherwise provided in the Plan any notice or communication to be given by the Company to the Participant may be personally delivered or sent by fax or by ordinary mail to his last known address. All communications sent by mail will be sent at the risk of the Participant and the Company shall have no liability to any such person in respect of any notification, document, Share certificate or other communication so given, sent or made.

11.3	Any notice to be given to the Company shall be faxed, delivered or sent to the Company at its registered office and shall be effective upon receipt. All communications sent by mail will be sent at the risk of the Participant and the Company shall have no liability to any such communication so given, sent or made.

11.4	All matters relating to this Plan will be governed by the laws of The Netherlands without regard to the principles of conflict of laws.

5	March 30, 2005